Exhibit 10.2

EXECUTION VERSION

SIXTH AMENDMENT TO

LOAN AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into as of March 13, 2019 with an effective date as of December 29, 2018, by and among SCHOOL SPECIALTY, INC., a Delaware corporation (“Company”), CLASSROOMDIRECT.COM, LLC, a Delaware limited liability company (“Classroom”), SPORTIME, LLC, a Delaware limited liability company (“Sportime”), DELTA EDUCATION, LLC, a Delaware limited liability company (“Delta”), PREMIER AGENDAS, LLC, a Delaware limited liability company (as successor in interest to Premier Agendas, Inc., a Washington corporation, “Premier”), CHILDCRAFT EDUCATION, LLC, a Delaware limited liability company (as successor in interest to Childcraft Education Corp., a New York corporation, “Childcraft”), BIRD-IN-HAND WOODWORKS, LLC, a Delaware limited liability company (as successor in interest to Bird-In-Hand Woodworks, Inc., a New Jersey Corporation, “Bird”), CALIFONE INTERNATIONAL, LLC, a Delaware limited liability company (as successor in interest to Califone International, Inc., a Delaware corporation, “Califone”), SSI GUARDIAN, LLC, a Delaware limited liability company (“SSI”, and together with Classroom, Sportime, Delta, Premier, Childcraft, Bird and Califone collectively, “Subsidiary Borrowers” and each, individually, a “Subsidiary Borrower”), the Lenders party hereto, and BANK OF AMERICA, N.A., as agent for the Lenders (in such capacity, “Agent”).

WHEREAS, Company, Subsidiary Borrowers from time to time party thereto, Agent, and the Lenders from time to time party thereto are parties to that certain Loan Agreement, dated as of June 11, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, Company has requested that Agent and the Lenders amend the Loan Agreement in certain respects as set forth herein, and Agent and the Lenders party hereto have agreed to the foregoing, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement.

2. Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth in Section 5 below and in reliance upon the representations and warranties of Borrowers and the Guarantors party hereto set forth in Section 6 below, the Loan Agreement is amended as follows:

(A) Section 1.1 of the Loan Agreement is hereby amended by adding the following defined terms in their proper alphabetical order:

Sixth Amendment: that certain Sixth Amendment to Loan Agreement, dated as of March 13, 2019, and effective as of the Sixth Amendment Effective Date, among the Borrowers party thereto, the Lenders party thereto and the Agent.

Sixth Amendment Effective Date: as defined in the Sixth Amendment.

(B) The definition of Change of Control in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Change of Control: (a) Company ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in each Subsidiary Guarantor (unless 100% of the Equity Interests of such Subsidiary Guarantor is sold or otherwise disposed of in connection with an Asset Disposition otherwise permitted hereunder); (b) other than with respect to any existing shareholder, as of the Sixth Amendment Effective Date, or any affiliate of such existing shareholder, to the extent such ownership represents more than 50% directly a result of the Junior Capital Raise Satisfaction Event (as defined in the Term Loan Agreement as of the Sixth Amendment Effective Date), any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) shall own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Company; (c) other than occurring as a direct result of the Junior Capital Raise Satisfaction Event, a majority of the members of the board of directors of Company shall at any time not constitute Continuing Directors; (d) any change in control (or similar event, however denominated) with respect to Company or any Subsidiary shall occur under and as defined in the Term Loan Documents or in any indenture or agreement in respect of the Specified Unsecured Prepetition Debt.”.

(C) Clause (a)(iv) of the definition of EBITDA in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(iv) (A) non-recurring, unusual or extraordinary charges for such period, (B) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility closure, facility consolidations, duplicative facility costs, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), and (C) cash expenses relating to earn outs and similar obligations; provided that the aggregate amount to be added back pursuant to this clause (iv) shall not exceed (1) $6,000,000 for the 2019 Fiscal Year, (2) 12.5% of EBITDA for the 2020 Fiscal Year and (3) 10% of EBITDA for any Fiscal Year thereafter;”.

(D) The definition of Senior Debt in Section 1.1 of the Loan Agreement is hereby amended to add the following immediately prior to the period at the end of such definition:

“; provided further, that for purposes of determining Senior Debt with respect to any testing period that includes the month that any portion of the Specified Unsecured Prepetition Debt is paid, if such payment is financed with proceeds of Loans, average Indebtedness hereunder will be calculated after giving pro forma effect (as if such payment (and the incurrence of Loans in connection therewith) was made of the first day of such testing period) to the amount of such payment of the Specified Unsecured Prepetition Debt (and the incurrence of Loans in connection therewith).”.

(E) Section 10.2.1(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, solely, with respect to the Fiscal Quarter ending September 28, 2019, within thirty (30) days after the end of such Fiscal Quarter), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Company and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;”.

(F) Section 10.2.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Permit the aggregate amount of outstanding Loans (other than Protective Advances) to exceed $0 on each day during a fourteen (14) consecutive day period that begins on or after December 15, 2018 and ends on or before January 31, 2019, and, with respect to the Fiscal Year Ending December 28, 2019, (A) if the Junior Capital Raise Satisfaction Event (as defined in the Term Loan Agreement) has not occurred on or prior December 28, 2019, the aggregate amount of outstanding Loans (other than Protective Advances) shall not exceed $10,000,000 on (i) the last Saturday of December of such Fiscal Year and (ii) each day during a twenty (20) consecutive day period that includes the last Saturday of December of such Fiscal Year, and (B) if the Junior Capital Raise Satisfaction Event has occurred on or prior December 28, 2019, the aggregate amount of outstanding Loans (other than Protective Advances) shall not exceed $0 on (i) the last Saturday of December of such Fiscal Year and (ii) each day during a thirty-five (35) consecutive day period that includes the last Saturday of December of such Fiscal Year.”.

(G) Section 10.2.1(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(b)(i) Subordinated Debt incurred by Company after this Sixth Amendment Effective Date in an aggregate principal amount not to exceed $30,000,000, the proceeds of which have been immediately applied (x) first, as a prepayment of the Specified Unsecured Prepetition Debt prior to the final maturity date thereof so long as, and only to the extent that, both immediately before and immediately after giving effect thereto, the Payment Conditions are satisfied (or such proceeds shall be immediately deposited into escrow with a third party escrow agent subject to an escrow agreement in form and substance reasonably satisfactory to Agent and/or been set aside in a separate and segregated Deposit Account that is subject to a Deposit Account Control Agreement in favor of Agent and over which Agent has, subject to the Intercreditor Agreement, exclusive control, in either case, which proceeds shall only be released to repay the Specified Unsecured Prepetition Debt on the final maturity date thereof), and (y) second, solely to the extent that the Specified Unsecured Prepetition Debt has been repaid in full and so long as, and only to the extent that, the requirements in Section 10.2.8(b) are satisfied both immediately before and immediately after giving effect thereto, as a prepayment to the remaining installments of principal of the Term Loan in accordance with the Term Loan Agreement as in effect on the Sixth Amendment Effective Date (after giving effect to the terms of the third amendment thereto), and (ii) Subordinated Debt in an aggregate principal amount not to exceed $5,000,000;”

(H) Section 10.2.8(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) (i) any prepayment in respect of such Indebtedness on or after September 1, 2014 so long as the Payment Conditions are satisfied; (ii) subject to the last two provisos of this clause (b), any mandatory prepayments in respect of Indebtedness incurred under the Term Loan Facility or any Permitted First Lien Debt or any refinancing thereof so long as the Refinancing Conditions are satisfied with respect to such Refinancing Debt; provided that no such mandatory prepayments based on Excess Cash Flow (as defined in the Term Loan Agreement, or any comparable definition with respect to such Refinancing Debt) shall be made unless Specified Availability on the date of such prepayment, both immediately before and after giving pro forma effect to such prepayment, is greater than or equal to 15% of the Commitments at such time; and (iii) to the extent constituting Indebtedness, any mandatory prepayments in respect of Specified Unsecured Prepetition Debt to the extent required under the Plan of Reorganization in connection with a Restricted Payment described in clause (c) of the definition of “Upstream Payment”; provided that, notwithstanding anything in this Agreement to the contrary, (x) no prepayments (whether voluntary, mandatory, or otherwise) in respect of Indebtedness shall be made with any Junior Capital Proceeds (as defined in the Term Loan Agreement as in effect on the Sixth Amendment Effective Date) unless the Payment Conditions are satisfied, and (y) no Junior Capital Proceeds shall be applied to repay or prepay (whether voluntary, mandatory, or otherwise) Indebtedness incurred under the Term Loan Facility, any Permitted First Lien Debt, or any refinancing of any of the foregoing, prior to the repayment in full of the Specified Unsecured Prepetition Debt;”.

3. Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Loan Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Loan Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

4. Reaffirmation and Confirmation. Each of Company, each Subsidiary Borrower and each Guarantor party hereto hereby ratifies, affirms, acknowledges and agrees that the Loan Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of Borrowers and the Guarantors, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Loan Agreement or any other Loan Document. Each of Company, each Subsidiary Borrower and each Guarantor party hereto hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrowers and the Guarantors party hereto in all respects.

5. Conditions to Effectiveness of Amendment. This Amendment shall become effective as of December 29, 2018 upon the satisfaction of each of the following conditions precedent (the “Sixth Amendment Effective Date”):

(a) Each party hereto shall have executed and delivered this Amendment to Agent;

(b) Agent shall have received fully executed copies, in form and substance reasonably satisfactory to Agent, of an amendment to the Term Loan Agreement and an amendment to the fee letter delivered in connection therewith, each dated as of the date hereof;

(c) Agent shall have received a fully executed copy, in form and substance reasonably satisfactory to Agent, of the Consent and Amendment No. 1 to Intercreditor Agreement, dated as of the date hereof, between Agent and Term Loan Agent, together with a fully executed copy of an acknowledgement and consent thereto executed by each Borrower and each Guarantor;

(d) Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of resolutions of the board of directors (or other equivalent governing body or member) of Company authorizing the execution, delivery and performance of this Amendment and amendment described in clause (b) above;

(e) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its legal counsel;

(f) Agent shall have received payment of all fees payable to Agent and Lenders as of the Sixth Amendment Effective Date, including pursuant to the Fee Letter, dated as of the date hereof, between Company and Agent, and all other fees, charges and disbursements of Agent and its counsel required to be paid pursuant to the Loan Agreement in connection with the preparation, execution and delivery of the Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith that have been invoiced on or before the date hereof; and

(g) No Default or Event of Default shall have occurred and be continuing.

6. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Borrower and each Guarantor party hereto hereby represents and warrants to Agent and Lenders that, after giving effect to this Amendment:

(a) All representations and warranties contained in the Loan Agreement and the other Loan Documents (other than the representations and warranties contained in Schedules 2(c), 2(d) and 11 of the Perfection Certificate) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, in each case as if made on and as of such date, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);

(b) No Default or Event of Default has occurred and is continuing; and

(c) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of each Borrower and the Guarantors and are enforceable against each Borrower and the Guarantors in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

7. Post-Closing Covenants.

(a) On or prior to the date that is 30 days after the delivery date of this Amendment (or such later date as Agent may agree in its sole discretion), Company shall deliver to Agent a fully executed copy of an Amended and Restated Perfection Certificate, completed and supplemented with the schedules contemplated thereby to the satisfaction of the Agent.

(b) No later than the date that is 90 days (or such later date as Agent may agree in its sole discretion) after the date hereof, Agent shall have received, in form and substance satisfactory to Agent, an appraisal of the Inventory of each Obligor addressed or assigned to Agent and upon which Agent is entitled to rely and to share with the Lenders (which appraisal shall be at the sole expense of the Obligors and shall not count against any limitations on reimbursement set forth in the Loan Agreement or in any other Loan Document).

(c) Any failure by Company to comply with the requirements of this Section 7 shall constitute an immediate Event of Default.

8. Miscellaneous.

(a) Expenses. Borrowers agree to pay on demand all expenses of Agent (including expenses of its legal counsel) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment in accordance with the terms of the Loan Agreement.

(b) Governing Law. This Amendment shall be a contract made under and governed by, and construed in accordance with the internal laws of the State of New York.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic photocopy (i.e. “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

9. Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower and each Guarantor party hereto, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, as of the date of this Amendment, both at law and in equity, which any Borrower or any Guarantor, or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in each case for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered on March 13, 2019, with an effective date as of December 29, 2018.

SCHOOL SPECIALTY, INC., as a Borrower and a Guarantor

By:	/s/ Ryan M. Bohr
Name: Ryan M. Bohr Title: EVP—Chief Operating Officer

CLASSROOMDIRECT.COM, LLC, as a Borrower and as a Guarantor

By:	/s/ Ryan M. Bohr
Name: Ryan M. Bohr Title: President

SPORTIME, LLC, as a Borrower and as a Guarantor

By:	/s/ Ryan M. Bohr
Name: Ryan M. Bohr Title: President

DELTA EDUCATION, LLC, as a Borrower and as a Guarantor

By:	/s/ Ryan M. Bohr
Name: Ryan M. Bohr Title: President

[Signature page to Sixth Amendment to ABL]

PREMIER AGENDAS, LLC, as a Borrower and as a Guarantor

By:	/s/ Ryan M. Bohr
Name: Ryan M. Bohr Title: President

CHILDCRAFT EDUCATION, LLC, as a Borrower and as a Guarantor

By:	/s/ Ryan M. Bohr
Name: Ryan M. Bohr Title: President

BIRD-IN-HAND WOODWORKS, LLC, as a Borrower and as a Guarantor

By:	/s/ Ryan M. Bohr
Name: Ryan M. Bohr Title: President

CALIFONE INTERNATIONAL, LLC as a Borrower and as a Guarantor

By:	/s/ Ryan M. Bohr
Name: Ryan M. Bohr Title: President

SSI GUARDIAN, LLC as a Borrower and as a Guarantor

By:	/s/ Ryan M. Bohr
Name: Ryan M. Bohr Title: CEO

[Signature page to Sixth Amendment to ABL]

BANK OF AMERICA, N.A., as Agent and as a Lender

By:	/s/ Brad Breidenbach
Name:	Brad Breidenbach
Title:	Senior Vice President

[Signature page to Sixth Amendment to ABL]

BANK OF MONTREAL, as a Lender

By:	/s/ Terrence McKenna
Name:	Terrence McKenna
Title:	Director

[Signature page to Sixth Amendment to ABL]